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Avista Corp. Reports Financial Results for First Quarter 2014, Confirms 2014 Earnings Guidance and Expects to Be Near Upper End of Range

SPOKANE, Wash. – May 7, 2014, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. shareholders of $48.5 million, or $0.81 per diluted share for the first quarter of 2014, compared to $42.3 million, or $0.71 per diluted share for the first quarter of 2013.

“On March 13 we celebrated our company's 125th anniversary. We were incorporated in 1889, eight months before Washington Territory became a state. Our legacy of service to our customers and partnerships with the communities we serve has become the foundation for our business today and for the future," said Avista Chairman, President and Chief Executive Officer Scott Morris.

"Turning to our quarterly results, our consolidated and utility first quarter results were above our expectations, and we are off to a good start for the year. We are continuing to make progress toward completing the acquisition of Alaska Energy and Resources Company (AERC), and we expect the transaction to close by July 1.

“Utility earnings increased for the first quarter as a result of colder than normal weather, which increased both electric and natural gas retail heating loads. As compared to the prior year, our results also improved from general rate increases in each of our jurisdictions.

"Ecova's results were solid for the first quarter and on-track to meet our full-year expectations for 2014.

"In addition, we are in the process of exploring the possibility of selling our interest in Ecova. We have received offers that we are evaluating. However, there is no assurance that the terms of any proposed transaction will ultimately be acceptable to the company, that the conditions to any proposed transaction will be satisfied or that any proposed transaction will be completed. If no such transaction is completed, we will continue to support Ecova's growth initiatives. The value of any potential sales transaction will depend on market conditions, transaction structure and other factors.

“Based on better than expected earnings during the first quarter and our outlook for the remainder of the year, we are confirming our 2014 earnings guidance and expect to be near the upper end of the range, including the impacts of the ERM. This excludes any impact from the planned acquisition of AERC,” Morris said.

Summary Results: Avista Corp.’s results for the first quarter of 2014, as compared to the first quarter of 2013 are presented in the table below:

($ in thousands, except per-share data)	Q1 2014	Q1 2013
Operating Revenues	$490,962	$482,906
Income from Operations	$93,140	$85,062
Net Income attributable to Avista Corporation Shareholders	$48,499	$42,341
Net Income (Loss) attributable to Avista Corporation Shareholders by Business Segment:
Avista Utilities	$47,996	$42,250
Ecova	$1,111	$1,198
Other	$(608)	$(1,107)
Earnings (Loss) per diluted share by Business Segment attributable to Avista Corporation Shareholders:
Avista Utilities	$0.80	$0.71
Ecova	$0.02	$0.02
Other	$(0.01)	$(0.02)
Total earnings per diluted share attributable to Avista Corporation Shareholders	$0.81	$0.71

Earnings at Avista Utilities increased primarily due to colder weather and the implementation of general rate increases, partially offset by expected increases in other operating expenses, depreciation and amortization, and taxes other than income taxes.

Net income at Ecova decreased slightly due to higher other operating expenses and increased depreciation and amortization, partially offset by increased revenues from energy management services.

Avista Utilities

Utility Gross Margin - 2014 compared to 2013

Operating revenues (exclusive of intra-company revenues between electric and natural gas of $34.9 million in the first quarter of 2014 and $41.4 million in the first quarter of 2013) increased $6.0 million and resource costs decreased $9.1 million, which resulted in an increase of $15.1 million in gross margin. The gross margin on electric sales increased $9.9 million and the gross margin on natural gas sales increased $5.2 million. The increase in electric gross margin was primarily due to general rate increases in Washington and Idaho, as well as weather that was colder than normal and colder than the prior year, which increased heating loads. For the first quarter of 2014, we recognized a pre-tax benefit of $1.3 million under the ERM in Washington compared to a benefit of $3.1 million for the first quarter of 2013. The increase in natural gas gross margin was due to general rate increases and colder weather in our Washington and Idaho service territory, which increased heating loads. This was partially offset by warmer weather in our Oregon service territory.

Electric Revenues - 2014 compared to 2013

Electric revenues decreased $13.3 million for the first quarter of 2014, as compared to the first quarter of 2013. Retail electric revenues increased by $10.0 million, wholesale electric revenues decreased by $2.8 million, sales of fuel decreased by $7.6 million and other electric revenues decreased by $11.0 million. There was also an additional provision for rate refunds of $1.9 million recorded in the first quarter.

Retail electric revenues increased $10.0 million primarily due to a $9.9 million increase resulting from an increase in revenue per MWh and partially due to a $0.1 million increase resulting from an increase in total MWhs sold. The increase in revenue per MWh was due to general rate increases and a change in revenue mix, with a greater percentage of retail revenue from residential and commercial customers.

The increase in total MWhs sold to residential customers was primarily the result of colder than normal weather. Compared to the first quarter of 2013, residential electric use per customer increased 4 percent and commercial use per customer increased 3 percent. Heating degree days at Spokane were 3 percent above historical average for the first quarter of 2014 and were 4 percent above the first quarter of 2013.

The decrease in total MWhs sold to industrial customers was primarily due to a contract renewal at a lower volume for one of our largest industrial customers which became effective
July 1, 2013. This did not have an impact on our gross margin or net income.

Wholesale electric revenues decreased $2.8 million due to a $6.6 million decrease resulting from a decrease in sales volumes, partially offset by a $3.8 million increase resulting from an increase in sales prices. The fluctuation in volumes and prices was primarily the result of our optimization activities during the quarter.

The revenues from sales of fuel decreased $7.6 million due to a decrease in sales of natural gas fuel as part of thermal generation resource optimization activities, partially offset by an increase in natural gas prices.

Other electric revenues decreased $11.0 million primarily due to the receipt of $11.7 million of revenue from the Bonneville Power Administration in the first quarter of 2013 for past use of our electric transmission system.

The 2013 Idaho general rate case settlement includes an after-the-fact earnings test for 2013 and 2014, such that if Avista Corp., on a consolidated basis for electric and natural gas operations in Idaho, earns more than a 9.8 percent return on equity, we will refund to customers 50 percent of any earnings above the 9.8 percent. In the first quarter of 2014, we revised our allocation of 2013 costs between Idaho and Washington for regulatory purposes which resulted in an additional provision for rate refunds of $1.9 million to Idaho electric customers, which is recorded as a reduction to revenue.

Natural Gas Revenues - 2014 compared to 2013

Natural gas revenues increased $12.7 million for the first quarter of 2014, as compared to the first quarter of 2013, primarily due to an increase in retail natural gas revenues and partially due to an increase in wholesale natural gas revenues.

Retail natural gas revenues increased $11.8 million due to a $7.7 million increase from higher retail rates and a $4.1 million increase resulting from an increase in volumes. Higher retail rates were due to purchased gas adjustments and general rate cases. We sold more retail natural gas in the first quarter of 2014 as compared to the first quarter of 2013 primarily due to colder weather in our Washington and Idaho service territory, partially offset by warmer weather in our Oregon service territory. Compared to the first quarter of 2013, residential natural gas use per customer increased 1 percent and commercial use per customer increased 4 percent. Heating degree days at Spokane were 3 percent above historical average for the first quarter of 2014, and 4 percent above the first quarter of 2013. Heating degree days at Medford were 13 percent below historical average for the first quarter of 2014 and 15 percent below the first quarter of 2013.

Wholesale natural gas revenues increased $0.8 million due to an $18.7 million increase from an increase in prices, partially offset by a $17.9 million decrease resulting from a decrease in volumes. In addition, other gas revenues increased $0.1 million.

Utility Operating Expenses - 2014 compared to 2013

Utility resource costs decreased $9.1 million, after elimination of intracompany resource costs of $34.9 million for the first quarter of 2014 and $41.4 million for first quarter of 2013. Including intracompany resource costs, electric resource costs decreased $23.2 million and natural gas resource costs increased $7.5 million. The decrease in electric resource costs was primarily due to a decrease in other fuel costs (represents fuel that was purchased for generation but was later sold when conditions indicated that it was not economical to use the fuel for generation as part of the resource optimization process), other regulatory amortizations and power cost amortizations. The increase in natural gas resource costs was primarily due to an increase in natural gas purchased, partially offset by a decrease in natural gas cost amortizations.

Utility other operating expenses increased $1.9 million and was the result of increased generation and distribution operating and maintenance expenses and increased transmission and general property maintenance expenses. These were partially offset by a decrease in pension and other post-retirement benefits expense.

Utility depreciation and amortization increased $2.8 million driven by additions to utility plant.
Utility taxes other than income taxes increased $2.3 million primarily due to increased state excise, municipal and property related taxes.

Ecova

Ecova's revenues increased $2.0 million and totaled $44.4 million due to an increase in revenues from energy management services.

Ecova's other operating expenses associated with cost of services increased $2.1 million for the first quarter of 2014 and totaled $24.4 million. The increase was due to expenses associated with higher revenue volumes in energy management services.

Ecova's other operating expenses associated with selling, general and administrative expenses decreased by $0.2 million in the first quarter of 2014 and totaled $13.5 million. This decrease was related to a decrease in outside service expenses partially offset by an increase in business development expenses.

Depreciation and amortization increased $0.2 million due to additions to software development costs.

As of March 31, 2014, Ecova had over 700 expense management customers representing over 720,000 billed sites in North America. In the first quarter of 2014, Ecova managed bills totaling $5.6 billion, an increase of $0.5 billion as compared to the first quarter of 2013 and was due to an increase in the number of billed sites.

Other Businesses

The net loss from these operations was $0.6 million for the first quarter of 2014 compared to a net loss of $1.1 million for the first quarter of 2013. The net loss for the first quarter of 2014 was the result of $0.6 million (net of tax) of corporate costs, including costs associated with exploring strategic opportunities and litigation costs related to the previous operations of Avista Energy of $0.1 million (net of tax).

The losses above were partially offset by METALfx, which had net income of $0.1 million for the first quarter of 2014, compared to net income of $0.2 million for the first quarter of 2013.

Liquidity and Capital Resources

We have a $400 million committed line of credit with various financial institutions. In April 2014, we amended this committed line of credit agreement to extend the expiration date to April 2019. The amendment also provides us with the option to request an extension for an additional one or two years beyond April 2019, provided there is no event of default prior to the requested extension and the requested extension does not cause the remaining term until the expiration date to exceed five years. The amendment did not change the amount of the committed line of credit. As of March 31, 2014, there were $111.0 million of cash borrowings and $9.6 million in letters of credit outstanding, leaving $279.4 million of available liquidity under this line of credit.

We expect to issue approximately $190 million of long-term debt during 2014, including about $90 million of debt issuances combined between AERC or Alaska Electric Light & Power Company associated with rebalancing the consolidated capital structure at AERC.

In the first quarter of 2014, we issued $0.6 million (net of issuance costs) of common stock under the dividend reinvestment and direct stock purchase plan, and employee plans. For 2014, we expect to issue approximately $145 million of common stock related to closing the planned AERC transaction. Without the planned transaction, Avista Corp. would have issued some common stock to maintain an appropriate capital structure. Assuming the transaction is completed, we will not need to issue any additional common stock other than under employee and shareholders plans.

Utility capital expenditures were $59.7 million for the first quarter of 2014. We expect utility capital expenditures to be about $335 million for 2014, $355 million for 2015, and $350 million for 2016.

Ecova has a $125 million committed line of credit agreement with various financial institutions with an expiration date of July 2017. As of March 31, 2014, Ecova had $42 million of borrowings outstanding under its committed line of credit agreement. Based on certain covenant conditions contained in the credit agreement at March 31, 2014, Ecova could borrow an additional $38.8 million and still be compliant with such covenants.

2014 Earnings Guidance and Outlook

Based on our results for the first quarter and our outlook for the remainder of the year, we are confirming our earnings guidance for 2014 with a consolidated range of $1.77 to $1.97 per diluted share. We expect to be near the upper end of our consolidated and utility earnings guidance range, including the impacts of the ERM. This range does not include any impact from the planned acquisition of AERC. Our guidance, including our 2014 guidance, generally includes only normal operating conditions and does not include unusual items such as settlement transactions, impairments or acquisitions/dispositions until the effects are known and certain.

We expect Avista Utilities to contribute in the range of $1.68 to $1.82 per diluted share for 2014, with the expectation of being near the upper end of the range, including the impacts of the ERM. We expect our 2014 utility earnings to be impacted by previously approved general rate increases, load growth of approximately 1 percent, a delay in the recovery of increased capital investments and growth in operating expenses of approximately 3 to 4 percent. Our range for Avista Utilities encompasses expected variability in power supply costs and the application of the ERM to that power supply cost variability. The midpoint of our utility guidance range does not include any benefit or expense under the ERM. In 2014, we expect to be in a benefit position under the ERM within the 75 percent customers/25 percent Company sharing band. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation for the remainder of the year. We estimate that our 2014 utility earnings guidance range encompasses a return on equity range of approximately 8.4 to 9.1 percent.

For 2014, we expect Ecova to contribute in the range of $0.12 to $0.16 per diluted share. We expect operating revenues to be in the range of $180 million to $200 million with approximately 53 percent derived from expense and data management services and 47 percent from energy management services. We expect approximately one-third of earnings to occur during the first half of 2014 and two-thirds to occur during the second half of the year.

We expect the other businesses to lose between $0.01 and $0.03 per diluted share, which includes costs associated with exploring strategic opportunities.

NOTE: We will host a conference call with financial analysts and investors on May 7, 2014, at 10:30 a.m. ET to discuss this news release. The call will be available at (800) 447-0521, confirmation number: 37074899. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through May 15, 2014. Call (888) 843-7419, confirmation number 37074899#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 367,000 customers and natural gas to 326,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. Avista’s primary, non-utility subsidiary is Ecova, an energy and sustainability management company with over 700 expense management customers, representing over 720,000 sites. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures, precipitation levels and wind patterns) which affect both energy demand and electric generating capability, including the effect of precipitation and temperature on hydroelectric resources, the effect of wind patterns on wind-generated power, weather-sensitive customer demand, and similar effects on supply and demand in the wholesale energy markets; state and federal regulatory decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments and operating costs and discretion over allowed return on investment; changes in wholesale energy prices that can affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by counterparties on wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; economic conditions in our service areas, including the economy's effects on customer demand for utility services; declining energy demand related to customer energy efficiency and/or conservation measures; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions and the global economy; the potential effects of legislation or administrative rulemaking, including possible effects on our generating resources of restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our energy supply sources, such as campaigns to halt coal-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which can affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, and prices of purchased energy and demand for energy sales including related energy commodity derivative instruments that we rely upon to hedge our wholesale energy risks; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, including possible refunds; the outcome of legal proceedings and other contingencies; changes in environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; growth or decay of our customer base and the extent to which new uses for our services may materialize or existing uses may decline; the ability to comply with the terms of the licenses for our hydroelectric generating facilities at cost-effective levels; severe weather or natural disasters that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns, or other incidents that may impair assets and may disrupt operations of any of our generation facilities, transmission and distribution systems or other operations; public injuries or damage arising from or allegedly arising from our operations; blackouts or disruptions of interconnected transmission systems (the regional power grid); disruption to information systems, automated controls and other technologies that we rely on for our operations, communications and customer service; terrorist attacks, cyber attacks or other malicious acts that may disrupt or cause damage to our utility assets or to the national economy in general, including any effects of terrorism, cyber attacks or vandalism that damage or disrupt information technology systems; cyber attacks or other potential lapses that result in unauthorized disclosure of private information, which could result in liabilities against us, costs to investigate, remediate and defend, and damage to our reputation; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; changes in the costs to implement new information technology systems and/or obstacles that impede our ability to complete such projects timely and effectively; changes in the long-term global and Pacific Northwest climates, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or changes in demand by significant customers; the loss of key suppliers for materials or services or disruptions to the supply chain; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers; potential decline in our credit ratings, with effects including impeded access to capital markets, higher interest costs, and restrictive covenants in our financing arrangements and wholesale energy contracts; increasing health care costs and the resulting effect on employee injury costs and health insurance provided to our employees and retirees; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in litigation or a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent that we recover interest costs through utility operations; changes in the payment acceptance policies of Ecova’s client vendors that could reduce operating revenues; potential difficulties in integrating acquired operations and in realizing expected opportunities, diversions of management resources and losses of key employees, challenges with respect to operating new businesses and other unanticipated risks and liabilities; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2013. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation

AVISTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

	First Quarter
	2014	2013
Operating revenues	$490,962	$482,906
Operating expenses:
Utility resource costs	220,497	229,630
Other operating expenses	114,597	110,779
Depreciation and amortization	34,582	31,618
Utility taxes other than income taxes	28,146	25,817
Total operating expenses	397,822	397,844
Income from operations	93,140	85,062
Interest expense, net of capitalized interest	18,534	18,870
Other (income) expense - net	(2,551)	(2,145)
Income before income taxes	77,157	68,337
Income tax expense	28,176	25,236
Net income	48,981	43,101
Net income attributable to noncontrolling interests	(482)	(760)
Net income attributable to Avista Corporation shareholders	$48,499	$42,341
Weighted-average common shares outstanding (thousands), basic	60,122	59,866
Weighted-average common shares outstanding (thousands), diluted	60,168	59,898
Earnings per common share attributable to Avista Corporation shareholders:
Basic	$0.81	$0.71
Diluted	$0.81	$0.71
Dividends declared per common share	$0.3175	$0.305
Issued May 7, 2014

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)
	March 31,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$90,172	$82,574
Accounts and notes receivable	202,820	221,343
Investments and funds held for clients	95,851	96,688
Other current assets	115,543	149,074
Total net utility property	3,227,631	3,202,425
Other non-current assets	225,468	240,437
Regulatory assets for deferred income taxes	69,084	71,421
Regulatory assets for pensions and other postretirement benefits	155,205	156,984
Other regulatory assets	117,461	126,173
Other deferred charges	16,843	14,804
Total Assets	$4,316,078	$4,361,923
Liabilities and Equity
Accounts payable	$163,655	$182,088
Current portion of long-term debt	372	358
Current portion of nonrecourse long-term debt of Spokane Energy	13,872	16,407
Short-term borrowings	111,000	171,000
Client fund obligations	97,128	99,117
Other current liabilities	184,194	156,370
Long-term debt	1,272,530	1,272,425
Nonrecourse long-term debt of Spokane Energy	—	1,431
Long-term debt to affiliated trusts	51,547	51,547
Long-term borrowings under committed line of credit	42,000	46,000
Regulatory liability for utility plant retirement costs	245,456	242,850
Pensions and other postretirement benefits	113,416	122,513
Deferred income taxes	534,540	535,343
Other non-current liabilities and deferred credits	119,295	130,318
Total Liabilities	2,949,005	3,027,767
Redeemable Noncontrolling Interests	15,960	15,889
Equity
Avista Corporation Shareholders' Equity:
Common stock (60,161,140 and 60,076,752 outstanding shares)	899,037	896,993
Retained earnings and accumulated other comprehensive loss	431,445	401,273
Total Avista Corporation Shareholders' Equity	1,330,482	1,298,266
Noncontrolling interests	20,631	20,001
Total Equity	1,351,113	1,318,267
Total Liabilities and Equity	$4,316,078	$4,361,923
Issued May 7, 2014

AVISTA CORPORATION
FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)
(Dollars in Thousands)

	First Quarter
	2014	2013
Avista Utilities
Retail electric revenues	$208,450	$198,421
Retail kWh sales (in millions)	2,402	2,402
Retail electric customers at end of period	366,713	362,351
Wholesale electric revenues	$37,290	$40,094
Wholesale kWh sales (in millions)	976	1,149
Sales of fuel	$24,150	$31,772
Other electric revenues	$6,413	$17,451
Provision for electric refunds	$(1,867)	$—
Retail natural gas revenues	$132,988	$121,216
Wholesale natural gas revenues	$60,485	$59,698
Transportation and other natural gas revenues	$4,550	$4,357
Provision for natural gas refunds	$(2)	$—
Total therms delivered (in thousands)	313,465	345,734
Retail natural gas customers at end of period	326,321	323,301
Intracompany revenues	$34,883	$41,432
Income from operations (pre-tax)	$90,868	$82,751
Net income attributable to Avista Corporation shareholders	$47,996	$42,250
Ecova
Revenues	$44,384	$42,407
Income from operations (pre-tax)	$2,798	$2,924
Net income attributable to Avista Corporation shareholders	$1,111	$1,198
Other
Revenues	$9,454	$9,372
Loss from operations (pre-tax)	$(526)	$(613)
Net loss attributable to Avista Corporation shareholders	$(608)	$(1,107)
Issued May 7, 2014